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                                                                      EXHIBIT 99

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   NOVEMBER 26, 2002
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                    WILLIAMS AGREES TO SELL MEMPHIS REFINERY

                   TRANSACTION COULD YIELD UP TO $540 MILLION

TULSA, OKLA. -- Williams (NYSE:WMB) announced today that it has signed a definitive agreement to sell its Memphis, Tenn., refinery and other related operations to Premcor Inc. (NYSE:PCO) for approximately $465 million cash.

Under the terms of the agreement, Premcor will pay $315 million cash for the refinery and related fixed assets at closing. Premcor will also purchase petroleum inventories estimated today at about $150 million.

The agreement also contains an earn-out provision that allows Williams to potentially receive up to an additional $75 million over the next seven years. The earn-out would be paid annually depending on the level of refining margins.

Steve Malcolm, chairman, president and chief executive officer, said, "Selling our Memphis refinery represents another critical step in our ongoing restructuring. This is an example of how intently focused we are on reducing debt and improving our liquidity. We're staying true to our plan for reaching significant transactions, strengthening our finances and meeting the challenges before us."

The Memphis assets include a 190,000-barrel-per-day refinery, two associated truck-loading racks, three petroleum terminals in West Memphis, Ark., Collierville, Tenn., and Memphis, supporting pipeline infrastructure that transports both crude oil and refined products, and crude oil tankage at St. James, La. Roughly 375 employees support the Memphis operations.

Malcolm added, "While Williams is in the process of exiting the refining business, Premcor recognized the inherent value in our Memphis operations that have routinely handled over a billion gallons of fuel per year. This is the type of transaction that allows us to continue to rebuild our company around finding, producing, gathering, processing and transporting natural gas."

The parties expect the sale to close before March 31, 2003, subject to Hart-Scott-Rodino review and the buyer completing financing. As a result of the sale, Williams expects to record an additional pre-tax loss in the fourth quarter of approximately $30-$35 million.

Premcor Inc. is based in Old Greenwich, Conn. Premcor's subsidiaries operate refineries in Port Arthur, Texas, and Lima, Ohio.

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Lehman Brothers acted as financial advisor to Williams in connection with the sale of the Memphis refinery.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:

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
             Kelly Swan         Williams Media Relations       918-573-6932         kelly.swan@williams.com
           Richard George      Williams Investor Relations     918-573-3679       richard.george@williams.com
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